                                                                  Exhibit 99.3.2

              SELECTED HISTORICAL FINANCIAL AND OPERATING DATA OF
                             RICHMOND-NORFOLK PCS

  You should read "Management's Discussion and Analysis of Financial Condition and Results of Operations of Richmond-Norfolk PCS" and such entity's financial statements and notes thereto included in this document for a further explanation of the financial data summarized below.

  We have set forth below selected historical financial data of Richmond-Norfolk PCS:

  . as of December 31, 1998 and 1999, and for the three years in the period ended December 31, 1999, derived from the audited financial statements and notes thereto of Richmond-Norfolk PCS, which have been audited by PricewaterhouseCoopers LLP; and

  . as of March 31, 1999 and 2000, and for the three-month periods then ended, derived from the unaudited financial statements and notes thereto of Richmond-Norfolk PCS, which, in the opinion of its management, include all adjustments necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for three-month periods are not necessarily indicative of results that might be expected for the entire fiscal year.

  We have also included the balance sheet data of Richmond-Norfolk PCS as of December 31, 1997, which is unaudited.

                                                              Three Months
                               Year Ended December 31,       Ended March 31,
                              ----------------------------  ------------------
                                1997      1998      1999      1999      2000
                              --------  --------  --------  --------  --------
                                 (in thousands, except operating data)
                                                               (unaudited)
Statements of Operations:
 Operating revenues:
 Service revenues...........  $  6,963  $ 24,808  $ 41,015  $  9,408  $ 11,453
 Product sales..............     3,728     5,546     7,671     2,171     1,385
 Other......................       481       916     1,770       402       492
                              --------  --------  --------  --------  --------
  Total operating revenues..    11,172    31,270    50,456    11,981    13,330
                              --------  --------  --------  --------  --------

 Operating costs and
  expenses:
 Cost of service............       167       489       941       185       339
 Cost of products sold......     4,018     5,714     7,217     2,110     1,454
 Operating expenses.........    32,418    41,355    50,497    13,689    13,681
 Depreciation and
  amortization..............     8,333    11,125    13,866     3,348     3,111
                              --------  --------  --------  --------  --------
  Total operating costs and
   expenses.................    44,936    58,683    72,521    19,332    18,585
                              --------  --------  --------  --------  --------

Loss from operations........   (33,764)  (27,413)  (22,065)   (7,351)   (5,255)
 Other income (expenses):
 Interest expense...........    (1,951)   (1,678)   (1,462)     (372)     (359)
 Gain (loss) on disposal of
  assets....................      (174)       44      (806)     (169)       24
 Other loss.................       --        --       (171)      --        --
                              --------  --------  --------  --------  --------
  Net loss..................  $(35,889) $(29,047) $(24,504) $ (7,892) $ (5,590)
                              ========  ========  ========  ========  ========

Balance Sheet Data (at
 period end):
 Cash and cash equivalents..  $     79  $    --   $    422  $    143  $    269
 Total assets...............   127,192   145,281   143,214   141,107   140,324
 Long-term debt.............    25,571    25,539    23,034    25,322    21,771
 PrimeCo equity investment..    89,032    94,904   104,097   101,925   105,363

Operating Data (at period
 end):
 PCS Subscribers............    23,732    56,840    78,854    68,525    86,383

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



  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                      OPERATIONS OF RICHMOND-NORFOLK PCS

  The following discussion and analysis should be read in conjunction with "Selected Historical Financial and Operating Data of Richmond-Norfolk PCS" and other financial statements and the notes thereto included elsewhere in this document. Much of the discussion in this section involves forward-looking statements. Actual results may differ significantly from the results suggested by these forward-looking statements.

Overview

  PrimeCo PCS, L.P., or PrimeCo, owns licenses covering, and conducts PCS operations in, the Houston, Chicago and Richmond major trading areas, or MTAs. CFW Communications is acquiring from PrimeCo the licenses and operations in the Richmond MTA, which is referred to in this document as Richmond-Norfolk PCS. Richmond-Norfolk PCS covers portions of central and eastern Virginia, including the Richmond and Hampton Roads metropolitan areas and the Outer Banks of North Carolina. Richmond-Norfolk PCS has generated significant operating losses since it began operations in 1996 and anticipates continued losses at least through 2000.

  The balance sheets and the related statements of operations and cash flows of Richmond-Norfolk PCS represent the assets, liabilities and operations of Richmond-Norfolk PCS on a separate reporting basis. These financial statements are currently maintained by PrimeCo on a separate reporting basis.

  Revenues

  Richmond-Norfolk PCS revenues are generated from:

  . service revenues, including monthly access fees for bundled minutes, excess airtime, prepay activation fees, roaming revenues, long distance revenues, and revenues from features such as call forwarding and directory assistance;

  . product sales, including revenues from the sale of handsets and related accessories; and

  . other revenues, including monthly rent and fees received from other carriers that collocate on Richmond-Norfolk PCS-owned towers, and revenues received from other carriers' customers roaming on the Richmond-Norfolk PCS network.

  Operating Costs and Expenses

  Richmond-Norfolk PCS operating costs and expenses are generally composed of:

  . cost of service, including expenses related to long distance, roaming usage, and directory assistance usage by subscribers;

  . cost of products sold, including the retail price of handsets sold, which are generally sold below cost, with the cost of accessories (the difference between cost and the retail price of handsets, or subsidy, is recognized as an operating expense);

  . operating expenses, including all costs related to network operations, customer acquisition (including subsidy), customer care, finance, human resource, legal, information technology, and executive management, including corporate overhead allocations; and

  . depreciation expense recognized on network fixed assets, leasehold improvements on stores and kiosks, company-owned switch buildings, information technology assets, and furniture and fixtures. The PCS license and microwave clearing costs are amortized on a straight-line basis over a 40-year life.

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

  Other Income (Expenses)

  Other income (expenses) of Richmond-Norfolk PCS are generated (incurred) primarily from interest expense and gain (loss) on the disposal of assets.

Results of Operations

Three Months Ended March 31, 2000 Compared to Three Months Ended March 31,
1999

  Net loss improved $2.3 million, or 29%, from a loss of $7.9 million in the three months ended March 31, 1999 to a loss of $5.6 million in the three months ended March 31, 2000.

  Negative EBITDA of $2.1 million for the three months ended March 31, 2000 represents an improvement of 46% from negative EBITDA of $4.0 million for the same period in 1999.

  These operating results reflect an increase in subscribers of 17,900, or 26%, from 68,500 as of March 31, 1999 to 86,400 as of March 31, 2000. The
decreased customer growth rate reflects lower advertising and marketing expenditures in the fourth quarter of 1999 and the first quarter of 2000 and increased competition. CFW Communications anticipates increasing marketing expenditures of Richmond-Norfolk PCS.

  Operating Revenues

  Operating revenues increased $1.3 million, or 11%, from $12.0 million for the three months ended March 31, 1999 to $13.3 million for the three months ended March 31, 2000.

  Service Revenues. Service revenues increased $2.1 million, or 22%, from $9.4 million for the three months ended March 31, 1999 to $11.5 million for the three months ended March 31, 2000. This increase was primarily due to an increase in subscribers of 17,900 from March 31, 1999 to March 31, 2000. The increase in subscribers was offset in part by a decrease in average revenues per unit, or ARPU, of $3.73, or 7%, from $49.84 for the three months ended March 31, 1999 to $46.11 for the three months ended March 31, 2000. The decline in ARPU is primarily the result of pricing pressures caused by new PCS operators who entered the market in February and June 1999. Richmond-Norfolk PCS expects these price declines to continue but to be partially offset by increased revenues from additional subscribers and increased service and minutes of use.

  Product Sales. Product sales decreased $.8 million, or 36%, from $2.2 million for the three months ended March 31, 1999 to $1.4 million for the three months ended March 31, 2000. This decrease was primarily due to lower retail handset prices during the three months ended March 31, 2000 compared to the three months ended March 31, 1999.

  Other Revenues. Other revenues increased $.1 million, or 22%, from $.4 million for the three months ended March 31, 1999 to $.5 million for the three months ended March 31, 2000. This growth was due to additional collocation rent and fees received from other carriers. After the completion of the Transactions, CFW Communications may dispose of the towers that generated these revenues.

  Operating Costs and Expenses

  Operating costs and expenses decreased $.7 million, or 4%, from $19.3 million for the three months ended March 31, 1999 to $18.6 million for the three months ended March 31, 2000.

  Cost of Service. Cost of service increased $.1 million, or 83%, from $.2 million for the three months ended March 31, 1999 to $.3 million for the three months ended March 31, 2000, which was offset partially by lower roaming rates paid to other carriers. This increase was the result of increased long distance and roaming usage from the growth in the subscriber base. Additionally, long distance use per subscriber increased as approximately 57% of subscribers as of March 31, 2000 had price plans that included free long distance. Free long distance was not available in the first quarter of 1999. Competitors, such as Sprint, that have a national long distance network have a cost advantage in providing free long distance services.

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

  Cost of Products Sold. Cost of products sold decreased $.6 million, or 31%, from $2.1 million for the three months ended March 31, 1999 to $1.5 million for the three months ended March 31, 2000. This decrease was the result of a 30% decrease in retail handset prices from the same period last year.

  Operating Expenses. Operating expenses remained stable at $13.7 million for the three months ended March 31, 1999 and 2000. Decreases in payroll, general and administrative, buildings and equipment, and promotional expenses were offset by an increase in phone subsidies and indirect commissions.

  Depreciation and Amortization. Depreciation and amortization decreased $.2 million, or 7%, from $3.3 million for the three months ended March 31, 1999 to $3.1 million for the three months ended March 31, 2000.

  Other Income (Expenses)

  Interest expense remained stable at $.4 million for the three months ended March 31, 1999 and 2000.

1999 Compared to 1998

  Net loss improved $4.5 million, or 16%, from a loss of $29.0 million in 1998 to a loss of $24.5 million in 1999. EBITDA improved $8.1 million, or 50%, from negative EBITDA of $16.3 million in 1998 to negative EBITDA of $8.2 million in 1999. Operating loss improved $5.3 million, or 20%, from a loss of $27.4 million in 1998 to a loss of $22.1 million in 1999. The results reflect an increase of 22,100 subscribers, or 39%, from 56,800 subscribers as of December 31, 1998 to 78,900 subscribers as of December 31, 1999.

  Operating Revenues

  Operating revenues increased $19.2 million, or 61%, from $31.3 million in 1998 to $50.5 million in 1999.

  Service Revenue. Service revenues increased $16.2 million, or 65%, from $24.8 million in 1998 to $41.0 million 1999. This growth was due to a 22,100 increase in subscribers and was partially offset by a decrease in ARPU of $6.66, or 12%, from $54.71 in 1998 to $48.05 in 1999. ARPU declined due to pricing pressure from two new PCS operators who entered the Richmond market in the first and second quarters of 1999.

  Product Sales. Product sales increased $2.2 million, or 38%, from $5.5 million in 1998 to $7.7 million in 1999. This was primarily due to an increase in gross subscriber additions of 13,100, or 28%, from 46,800 in 1998 to 59,900 in 1999. Accessory sales increased 40% from 1998 to 1999.

  Other Revenue. Other revenue increased $.9 million, or 93%, from $.9 million in 1998 to $1.8 million in 1999. The change in other revenue was due to a $.4 million increase in collocation revenue and $.5 million increase in other revenue sources.

  Operating Costs and Expenses

  Operating costs and expenses increased $13.8 million, or 24%, from $58.7 million in 1998 to $72.5 million in 1999.

  Cost of Service. Cost of service increased $.4 million, or 92%, from $.5 million in 1998 to $.9 million in 1999. This increase was the result of increased long distance and roaming usage from the growth in the subscriber base and the inclusion of free long distance with new price plans. Free long distance was added to specific price plans beginning in the third quarter of 1999.

  Cost of Products Sold. Cost of products sold increased $1.5 million, or 26%, from $5.7 million in 1998 to $7.2 million in 1999. This increase was a result of a 28% increase in gross subscriber additions in 1999 over 1998.

  Operating Expenses. Operating expenses increased $9.1 million, or 22%, from $41.4 million in 1998 to $50.5 million in 1999. The increase was primarily the result of increases in gross additions and the subscriber base. Corporate allocations increased $4.9 million, or 45%, from $10.8 million in 1998 to $15.7 million in 1999. This increase was primarily due to billing and customer care expenses related to the growth in subscribers. The number of subscribers increased 22,100, or 39%, from 56,800 in 1998 to 78,900 in 1999. Subsidies and indirect commissions increased $1.4 million, or 17%, from $8.3 million in 1998 to $9.7 million in 1999. This resulted from a 28% increase in gross additions, partially offset by a decrease in per unit handset costs. Building and equipment expense increased $.8 million in 1999 due to increased interconnect, backhaul, site rent, utilities, repairs and maintenance resulting from the increase in subscribers and expansion of the network. Bad debt increased $.7 million in 1999 due to the increase in the subscriber base and service revenue. General and administrative expense increased $.6 million in 1999 mainly due to handset repair expense. Finally, promotional expense increased $.5 million and other employment expense increased $.2 million in 1998.

  Depreciation and Amortization. Depreciation and amortization expense increased $2.8 million, or 25%, from $11.1 million in 1998 to $13.9 million in 1999. The increase was related to continued network expansion to meet network capacity needs.

  Other Income (Expenses)

  Interest expense decreased $.2 million, or 13%, from $1.7 million in 1998 to $1.5 million in 1999. This decrease resulted from a lower amount of capital lease obligations. Gain (loss) on the disposal of assets decreased $.8 million from a gain of $44,000 in 1998 to a loss of $.8 million in 1999. The loss was primarily due to the retirement of network assets.

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